# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HEALTHYSOLE, INC.", CHANGING ITS NAME FROM "HEALTHYSOLE, INC." TO "HEALTHYSOLE BIOLOGICS, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2022, AT 3:59 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6796627 8100
SR# 20230138481

Authentication: 202501205
Date: 01-16-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:59 PM 11/14/2022
FILED 03:59 PM 11/14/2022
SR 20224011985 - File Number 6796627

# CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF HEALTHYSOLE, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

The undersigned, Peter Kassel, Chief Executive Officer of HealthySole, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 242(a)(1) of the DGCL, by changing the Article thereof numbered "I Name" so that, as amended, said Article shall be and read as follows:

The name of the Corporation is HealthySole Biologics, Inc.

2. The Board of Directors of the Corporation duly adopted resolutions setting forth the foregoing amendment and declaring said amendment to be advisable. Pursuant to Section 242(b)(1) of the DGCL, no vote of stockholders is required to effect the foregoing amendment, and said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 11th day of November, 2022 and DOES HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.

Peter Kassel
Chief Executive Officer